Exhibit (d)(1)

                          FORM OF MANAGEMENT AGREEMENT

THIS is a RESTATEMENT of an AGREEMENT originally made the 30th day of October, 1998. This RESTATED AGREEMENT is made this 9th day of May, 2001 by and between the PILGRIM FUNDS TRUST, formerly ING FUNDS TRUST, a Delaware business trust (the "Trust"), on behalf of each of its series as listed in Schedule 1 (each, a "Fund", and collectively, the "Funds"), and ING PILGRIM INVESTMENTS, LLC, a Delaware limited liability company (the "Investment Manager").

                                   WITNESSETH

     WHEREAS, the Trust is registered as an open-end, investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations promulgated thereunder; and

     WHEREAS, the Investment Manager is registered and will remain registered during the term of this Agreement as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and engages in the business of acting as an investment adviser; and

     WHEREAS, the Trust's Board of Trustees authorized this agreement to be restated at a meeting held May 9, 2001, and the other party to this agreement ING Pilgrim Investments, LLC merged with and is the successor to the original party to this agreement ING Mutual Funds Management LLC; and

     WHEREAS, the Trust and the Investment Manager desire to enter into an agreement to provide for the management of the assets of each Fund on the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. MANAGEMENT. The Investment Manager shall act as investment adviser for the Funds of the Trust and shall, in such capacity, supervise the investment and reinvestment of the cash, securities or other properties comprising each Fund's assets, subject at all times to the policies and control of the Trust's Board of Trustees. The Investment Manager shall give each Fund the benefit of its best judgment, efforts and facilities in rendering its services as investment adviser. The Investment Manager shall, for all purposes herein, be deemed an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Trust, on behalf of the Funds, in any way or otherwise be deemed an agent of the Trust.

     2. DUTIES OF INVESTMENT MANAGER. In carrying out its obligation under paragraph 1 hereof, the Investment Manager shall: (a) supervise and manage all aspects of the Funds' operations; (b) provide the Funds or obtain for each, and thereafter supervise, such executive, administrative, clerical and shareholder servicing services as are deemed advisable by the Trust's Board of Trustees; (c) arrange, but not pay for, the periodic updating of prospectuses and supplements
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thereto,  proxy material,  tax returns,  reports to the Funds'  shareholders and reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; (d) provide the Funds with, or obtain for each, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items for the Funds' principal office; (e) provide the Board of Trustees of the Trust on a regular basis with financial reports and analyses on the Funds' operations and the operations of comparable investment companies; (f) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Funds, and whether concerning the individual issuers whose securities are included in the Funds or the activities in which they engage, or with respect to securities which the Investment Manager considers desirable for inclusion in the Funds; (g) determine what issuers and securities shall be represented in the Funds' respective portfolios and regularly report them to the Board of Trustees of the Trust; (h) formulate and implement continuing programs for the purchases and sales of the securities of such issuers and regularly report thereon to the Board of Trustees of the Trust; and
(i) take, on behalf of the Funds, all actions which appear necessary to carry into effect such purchase and sale programs and supervisory functions as aforesaid, including the placing of orders for the purchase and sale of portfolio securities.

     3. BROKER DEALER RELATIONSHIPS. The Investment Manager is responsible for decisions to buy and sell securities for the Funds, broker-dealer selection, and negotiation of brokerage commission rates. The Investment Manager may select any affiliated person of the Trust or the Investment Manager to the extent permitted pursuant to the Trust's procedures for securities transactions with affiliated brokers pursuant to Section 17(e)(2) and Rule 17e-1 under the Investment Company Act.

     The Investment Manager's primary consideration in effecting a security transaction will be execution at a price that is reasonable and fair compared to the commission, fee or other remuneration received or to be received by other brokers in connection with comparable transactions, including similar securities being purchased or sold on a securities exchange during a comparable period of time. In selecting a broker-dealer to execute each particular transaction, the Investment Manager will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. Accordingly, the price to a Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

     Subject to such policies and procedures as the Board of Trustees may determine, the Investment Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Investment Manager for the Fund's use an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for

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effecting that transaction,  if the Investment  Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Manager's overall responsibilities with respect to the Fund. The Investment Manager is further authorized to allocate the orders placed by it on behalf of a Fund to such brokers and dealers who also provide research or statistical material, or other services to the Fund or the Investment Manager for the Fund's use. Such allocation shall be in such amounts and proportions as the Investment Manager shall determine and the Investment Manager will report on said allocations regularly to the Board of Trustees of the Trust indicating the brokers to whom such allocations have been made and the basis therefor.

     4. CONTROL BY BOARD OF TRUSTEES. Any investment program undertaken by the Investment Manager pursuant to this Agreement, as well as any other activities undertaken by the Investment Manager on behalf of the Funds pursuant thereto, shall at all times be subject to any directives of the Board of Trustees of the Trust.

     5. COMPLIANCE WITH APPLICABLE REQUIREMENTS. In carrying out its obligations under this Agreement, the Investment Manager shall at all times conform to: (a) all applicable provisions of the Investment Company Act and the Investment Advisers Act and any rules and regulations adopted thereunder as amended; and
(b) the provisions of the Registration Statement of the Trust under the Securities Act of 1933, as amended, and the Investment Company Act; and (c) the provisions of the Trust Instrument of the Trust, as amended; and (d) the provisions of the By-laws of the Trust, as amended; and (e) any other applicable provisions of state and federal law.

     6. EXPENSES. The expenses connected with the Funds shall be allocable between the Funds and the Investment Manager as follows:

     (a) The Investment Manager shall furnish, at its expense and without cost to the Funds, the services of a President, Secretary and one or more Vice Presidents of the Trust, to the extent that such additional officers may be required by the Trust for the proper conduct of its affairs;

     (b) The Investment Manager shall further maintain, at its expense and without cost to the Funds, a trading function in order to carry out its obligations under subparagraph (h) of paragraph 2 hereof to place orders for the purchase and sale of portfolio securities for the Funds;

     (c) Nothing in subparagraph (a) hereof shall be construed to require the Investment Manager to bear: (i) any of the costs (including applicable office space, facilities and equipment) of the services of a principal financial officer of the Trust whose normal duties consist of maintaining the financial accounts and books and records of the Funds; including the review of calculations of net asset value and preparing tax returns; or (ii) any of the costs (including applicable office

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
          space, facilities and equipment) of the services of any of the personnel operating under the direction of such principal financial officer. Notwithstanding the obligation of the Funds to bear the expense of the functions referred to in clauses (i) and (ii) of this subparagraph (c), the Investment Manager may pay the salaries, including any applicable employment or payroll taxes and other salary costs; of the principal financial officer and other personnel carrying out such functions and the Funds shall reimburse the Investment Manager therefor upon proper accounting.

     (d) All of the ordinary business expenses incurred in the operations of the Funds and the offering of shares shall be borne by the Fund unless specifically provided otherwise in this paragraph. These expenses include, but are not limited to, brokerage commissions, legal, auditing, taxes or governmental fees, networking servicing costs, fund accounting servicing costs, fulfillment servicing costs, the cost of preparing share certificates, custodian, depository, transfer and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sate, insurance premiums on properly or personnel (including officers and trustees if available) of the Funds which inure to each Funds benefit, expenses relating to trustee and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Trust in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to shareholders.

     7. DELEGATION OF RESPONSIBILITIES. The Investment Manager may delegate the performance of certain investment advisory services, as described hereunder, to a sub-adviser.

     8. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, each Fund will pay the Investment Manager and the Investment Manager will accept as full compensation therefor a fee computed daily and paid monthly in arrears at the annual rate set forth on Schedule 1, based on each Fund's average daily net assets, computed in the manner set forth in the Registration Statement of the Trust. If the fees payable to the Investment Manager begin to accrue before the end of any month, or if this Agreement terminates before the end of any month, then such fees for such month shall be prorated according to the proportion which the partial period bears to the full month in which such effectiveness or termination occurs. The Investment Manager may from time to time and for such periods as it deems appropriate voluntarily reduce its compensation hereunder (and/or voluntarily assume expenses) for a Fund.

     9. NON-EXCLUSIVITY. The services of the Investment Manager to the Funds are not to be deemed to be exclusive, and the Investment Manager shall be free to render investment advisory and corporate administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or members of the Investment Manager may serve as officers or trustees of the Trust, and that officers or trustees of the Trust may serve as officers or members of the Investment Manager to the

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
extent permitted by law; and that the officers and members of the Investment Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers' or partners of any other firm or corporation, including other investment companies.

     10. TERM AND APPROVAL. This Agreement shall become effective as it pertains to a Fund at the close of business on the date opposite the Fund's name on
Schedule 1 and shall remain in force and effect for two years for the Fund and thereafter from year to year, provided that such continuance is specifically approved at least annually: (a) (i) by the Trust's Board of Trustees or (ii) by the vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act); and (b) by the affirmative vote of a majority of the Trustees who are not parties to this Agreement or interested persons of a party to this Agreement (other than as Trust trustees), by votes cast in person at a meeting specifically called for such purpose.

     11. TERMINATION. This Agreement may be terminated at any time as it pertains to a Fund, without the payment of any penalty, by vote of the Trust's Board of Trustees or by vote of a majority of the Fund's outstanding voting securities, or by the Investment Manager, on sixty (60) days' written notice to the other party. The notice provided for herein may be waived by either party. This Agreement shall automatically terminate as it pertain to all Funds in the event of its assignment, the term "assignment" for the purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act.

     12. LIABILITY OF INVESTMENT MANAGER AND INDEMNIFICATION. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Investment Manager or any of its officers, trustees or employees, the Investment Manager shall not be subject to liability to the Trust or to the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Investment Manager or any officer, director or employee of the Investment Manager, the Trust hereby agrees to indemnify and hold the Investment Manager harmless from and against all claims, actions, suits, and proceedings at law or in equity whether brought or asserted by a private party or a governmental agency, instrumentality or entity of any kind, relating to the sale, purchase, pledge of, advertisement of, or solicitation of sales or purchases of any security (whether of a Fund or otherwise) by the Trust, its officers, directors, employees or agents in alleged violation of applicable federal, state or foreign laws, rules or regulations.

     13. LIMIT OF LIABILITY. The terms the "Pilgrim Funds Trust" and "Trustees" (of the Trust) refer, respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Trust's organizational documentation, to which reference is hereby made. The obligations of the "Pilgrim Funds Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the

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Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Funds, and all persons dealing with the Funds or other series of the Trust must look solely to the assets of the Funds for the enforcement of any claims against the Trust.

     14. LICENSE AGREEMENT. The Trust shall have the non-exclusive right to use the name "ING" to designate itself and any current or future series of shares only so long as ING Pilgrim Investments, LLC serves as investment manager or adviser to the Trust with respect to such series of shares. In the event that the Investment Manager ceases to act as the investment manager to the Funds, the Trust shall cease using the name "ING" upon the Investment Manager's written request.

     15. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Further, any material amendment, as determined by the parties hereto with the assistance of legal counsel, shall not be effective until approved: (a) (i) by the Trust's Board of Trustees and (ii) by the vote of a majority of the Fund's or Funds', as applicable, outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company
Act); and (b) by the affirmative vote of a majority of the Trustees who are not parties to this Agreement or interested persons of a party to this Agreement (other than as Trust trustees), by votes cast in person at a meeting specifically called for such purpose.

     16. NOTICES. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and that of the Investment Manager shall be 18 Campus Blvd., Suite 200, Newtown Square, PA 19073.

     17. QUESTIONS OF INTERPRETATION. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is released by rules, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     18. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original and both of which, collectively, shall constitute one agreement.

     19. MISCELLANEOUS. The captions in this Agreement are- included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the State of New York.

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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed in duplicate by their respective officers on the day and year first above written.

PILGRIM FUNDS TRUST,                    ING PILGRIM INVESTMENTS, LLC
on behalf each of its series
listed on Schedule 1

By:________________________________     By:_____________________________________
Title:_____________________________     Title:__________________________________

Attest By:_________________________     Attest By:______________________________
Title:_____________________________     Title:__________________________________

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
                                   Schedule 1

NAME OF FUND                                            FEE RATE*             ORGANIZATIONAL APPROVAL DATE
-------------                                           ---------             ----------------------------
Pilgrim Tax Efficient Equity Fund                         0.80%                    October 30, 1998
Pilgrim National Tax-Exempt Bond Fund                     0.50%                    October 30, 1998
ING Pilgrim Money Market Fund                             0.25%                    October 30, 1998
Pilgrim Intermediate Bond Fund                            0.50%                    October 30, 1998
Pilgrim High Yield Bond Fund                              0.65%                    October 30,1998
Pilgrim European Equity Fund                              1.15%                    October 30, 1998
Pilgrim Global Information Technology Fund                1.25%                    October 30, 1998
Pilgrim Internet Fund                                     1.25%                    March 26, 1999
Pilgrim National Tax-Exempt Money Market Fund             0.400%                   March 26, 1999
Pilgrim Global Communications Fund                        1.00%                    February 4, 2000
Pilgrim Internet Fund II                                  1.25%                    February 4, 2000

----------
* For the first year of operations, the fee rate will be one-quarter (1/4) of the annual fee rate reflected herein. For the second year of operations, the fee rate will be one-half (1/2) of the annual fee rate reflected herein.